Exhibit 99.1

      Catalytica Energy Systems Reports Third Quarter Financial Results

          Results Reflect Significant YTD Progress in Reducing Costs

    GILBERT, Ariz., Nov. 6 /PRNewswire-FirstCall/ -- Catalytica Energy Systems, Inc. (Nasdaq: CESI), a leading provider of innovative nitrogen oxides
(NOx) solutions for combustion-related applications in the power generation and transportation industries, today reported financial results for the three and nine months ended September 30, 2003.
    Revenues for the third quarter of 2003 were $1,107,000, compared with revenues of $1,497,000 for the third quarter last year. Research and development expenses decreased during the three months ended
September 30, 2003 to $2,661,000, from $3,489,000 in the corresponding period of 2002. Selling, general and administrative expenses of $1,690,000 during the third quarter also reflected a substantial decline, compared with $2,184,000 reported in the same period of the prior year, as a result of the Company's continued emphasis on managing costs. The significant reduction in operating expenses during the quarter contributed to a 20% decrease in net loss to $3,116,000, or a loss of $0.18 per share, from a net loss of $3,896,000, or a loss of $0.22 per share in the same quarter last year.
Total cash, cash equivalents and short-term investments used during the quarter was $2,105,000, compared with $3,676,000 used in the corresponding period of 2002, and $3,386,000 used in the second quarter of 2003.
    Net loss for the nine months ended September 30, 2003 was $11,151,000, or a loss of $0.63 per share, on revenues of $2,597,000, compared with a net loss of $14,433,000, or a loss of $0.82 per share, on revenues of $3,269,000 in the same period of 2002. The substantial decline in net loss during the first nine months of 2003 reflected both the positive impact of cost reduction initiatives implemented throughout the organization over the past several quarters and the recognition of a number of non-recurring expenses during the first half of 2002. Cash, cash equivalents and short-term investments used during the first nine months of 2003 totaled $10,286,000, compared with $17,247,000 used during the first nine months of the prior year. Cash, cash equivalents and short-term investments at September 30, 2003 totaled $56,484,000.
    In light of its significant progress in reducing costs, Catalytica Energy Systems is revising its full-year 2003 guidance and is projecting a reduced net loss for 2003 in the range of $14.5 million to $16 million, compared with its previous guidance of $16 million to $18 million.
    "Three quarters into the year we continue to demonstrate solid execution against our financial plan as a result of our ongoing commitment to reduce our overhead and maintain a leaner cost structure," said Mike Murry, president and CEO of Catalytica Energy Systems.
    "On the sales front, we are encouraged by recent growth in commercial activity associated with our Xonon Cool Combustion(TM) system. Just last week, we announced a new commercial installation of a Xonon-equipped gas turbine at Plains Exploration & Production Company's San Luis Obispo, California facility. This installation will be followed over the next few months by the commissioning of another Xonon-equipped Kawasaki gas turbine at the Reader's Digest Association's Pleasantville, New York headquarters. I am also pleased to report that Kawasaki has received pending orders for two additional Xonon-equipped gas turbines for new sites in California. Increased order activity over the past few months can be attributed to solid continued performance of Xonon(R) in its first commercial application at Sonoma Developmental Center, expanded distribution channels for Xonon-equipped Kawasaki gas turbines, and recent widespread power outages that have fostered renewed interest in distributed generation solutions."
    On the Company's ongoing development efforts to apply Xonon to additional gas turbine models, Murry added, "Together with GE Power Systems, we have made significant strides in moving from rig testing early in the year to the initiation of full-scale engine testing during the summer in support of commercialization efforts for the Xonon-equipped GE10 gas turbine. We have now completed the first phase of full-scale engine testing, an important step forward in the joint development program. Both companies are now in the process of conducting a thorough analysis of the initial test results in
anticipation of proceeding to the next phase of test activities.   We are also
preparing for an initial round of rig testing with Solar Turbines, which is expected to commence by year-end, related to our joint development of Xonon for the Taurus 70 gas turbine."
    The Company also announced today that it has been awarded ISO 9001:2000 certification, a target milestone for the year, by Underwriters Laboratories, Inc. Following an audit of its quality system performed in October, which certified conformance to all the requirements of ISO 9001:2000, Catalytica Energy Systems also received commendations of excellent system processes for its Integrated Product Development System and Manufacturing Control, further demonstrating the Company's commitment to high quality standards and customer satisfaction.
    In its ongoing development of NOx reduction technologies for diesel engines, Catalytica Energy Systems reported continued progress during the quarter. In July, the Company announced successful completion of an on-engine test conducted with a heavy-duty diesel engine manufacturer, which validated the subscale regeneration capabilities of its diesel fuel processor technology, designed to enable a 90% reduction in NOx by improving NOx trap performance. In August, the Company also completed the assembly of a prototype retrofit product, designed to enable a 50% reduction in NOx from mobile, stationary and off-road diesels.
    "The highly efficient, low-temperature regeneration capabilities demonstrated by our diesel fuel processing technology in recent test activities have generated significant interest in the diesel community, both in the U.S. and abroad, as OEMs continue to seek enabling solutions to meet increasingly stringent emissions standards," commented Murry. "We are in active discussions today with a number of OEMs and industry suppliers relating to testing and joint development opportunities. In the meantime, we have continued to drive further development of these promising solutions for both new and retrofit diesel engine applications, and have recently completed construction of a diesel test cell, enabling in-house, full-scale engine testing."
    On the Company's current business strategy, Murry stated, "Our continued strong financial position at the close of the third quarter provides us with the flexibility to continue pursuing our current technology development efforts while at the same time exploring strategic opportunities that could expand our portfolio of commercial NOx control products and services across new and growing markets. Accordingly, we continue to seek growth opportunities, including business acquisitions, in line with this objective."
    The Company will host a conference call today, Thursday, November 6, 2003, at 4:45 PM Eastern Time (1:45 PM Pacific Time) to discuss its financial results along with an update on the business and its outlook for the remainder of 2003. Interested parties are invited to participate in a live broadcast of the call over the Internet, which can be accessed via the Company's website at www.CatalyticaEnergy.com. An archived version of the webcast will be available for replay on the Company's website beginning approximately two hours following the conclusion of the live call and continuing for a period of one week following the call.
    Catalytica Energy Systems designs, develops, manufactures and services advanced products for the energy and transportation industries with a focus on cost-effective solutions for reducing nitrogen oxides (NOx) emissions from combustion-related applications. Our proprietary technologies include the application of catalysts to combustion systems and next-generation fuel processors to offer innovative NOx solutions that mitigate the environmental impact of power generation and transportation systems. We are marketing our first commercial product, Xonon Cool Combustion(TM), a pollution prevention technology that enables natural gas-fired turbines to achieve a significant reduction in certain air pollutants to ultra-low levels. Xonon(R) reduces the formation of NOx, a primary contributor to smog, through a proprietary catalytic combustion process. We are also pursuing adaptation of our core Xonon technology to develop and commercialize NOx reduction solutions for mobile, off-road and stationary diesel engine applications. These systems are being designed for incorporation in both new engines and retrofits of existing diesel engines. Additional technology development efforts related to fuel processing systems for fuel cells used in automotive applications are also actively underway.
    This news release contains forward-looking statements regarding Catalytica Energy Systems' projections with respect to full-year 2003 net loss; the Company's ability to continue managing costs and reducing its net loss; the growth in market acceptance of Catalytica Energy Systems' Xonon Cool Combustion product; the timing associated with new installations and deployments of Xonon-equipped gas turbines; the market demand for Xonon-equipped turbines and distributed generation projects; incorporation of Catalytica Energy Systems' Xonon Cool Combustion system into the GE10 and the prospects for additional test activities associated with ongoing commercialization efforts relating to the Xonon-equipped GE10; the timing associated with the commencement of rig testing with Solar Turbines as part of a joint development effort of Xonon for the Taurus 70 gas turbine; the ability of Catalytica Energy Systems' diesel NOx reduction technology to achieve a 90% reduction in NOx emissions for new engines and a 50% reduction in NOx emissions for retrofit applications; Catalytica Energy Systems' ability to further advance development of its diesel NOx reduction technologies as a result of in-house test activities; Catalytica Energy Systems' growth prospects, its plans to expand its product offerings across multiple markets, and its pursuit of other strategic opportunities, including acquisitions of businesses. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: that Catalytica Energy Systems may not be able to accurately predict future financial performance; unforeseen increases in operating costs or reductions in revenues that negatively impact financial results; possible fluctuations in economic conditions affecting the markets for Catalytica Energy Systems' products; the risk that a market may not develop or be maintained for Catalytica Energy Systems' products; changes in the environmental requirements for NOx emissions; that marketing, project development and installation timelines and regulatory review outcomes are uncertain; that there may be unanticipated technical, commercial or other setbacks related to the incorporation of Xonon into the GE10, the Taurus 70 or other gas turbines; that changes may occur in the arrangements between Catalytica Energy Systems and its OEM partners for the supply of Xonon-equipped gas turbines; that there may be unanticipated technical issues related to the Company's diesel NOx reduction systems; that Catalytica Energy Systems may be unable to maintain current or develop future strategic relationships for its products, including relationships with OEM partners; and the other risks set forth in the Catalytica Energy Systems' Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission on March 31, 2003. Catalytica Energy Systems undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances occurring after the date of this release.

    NOTE: Xonon and Xonon Cool Combustion are registered trademarks of Catalytica Energy Systems, Inc., Gilbert, AZ, USA


     Catalytica Energy Systems, Inc.
     Condensed Consolidated Statements of Operations
     (in thousands, except per share amounts)
     (unaudited)

                            Three Months Ended           Nine Months Ended
                                September 30,               September 30,
                             2003          2002          2003          2002
    Revenues:
     Research and
      development
      contracts             $1,107        $1,497       $2,597        $3,269

    Costs and expenses:
     Research and
      development            2,661         3,489        8,698        10,548
     Selling, general
      and administrative     1,690         2,184        5,486         8,134

    Total costs and
     expenses                4,351         5,673       14,184        18,682

    Operating loss         (3,244)       (4,176)     (11,587)      (15,413)

    Interest and
     other income, net         128           280          436           980

    Net loss              $(3,116)      $(3,896)    $(11,151)     $(14,433)

    Basic and diluted
     net loss per share    $(0.18)       $(0.22)      $(0.63)       $(0.82)

    Weighted
     average shares
     used in computing
     net loss per share     17,701        17,548       17,647        17,518



     Catalytica Energy Systems, Inc.
     Condensed Consolidated Balance Sheets
     (in thousands)
     (unaudited)

                                               September 30,  December 31,
                                                   2003          2002

    ASSETS:

     Cash, cash equivalents and
      short-term investments                    $56,484        $66,770
     Accounts receivable, net                       449          1,362
     Inventory                                      486            479
     Other current assets                           384            430
      Total current assets                       57,803         69,041

    Property and equipment, net                   6,805          7,414
    Other assets                                    527            566
      Total assets                              $65,135        $77,021

    LIABILITIES AND STOCKHOLDERS' EQUITY:

     Accounts payable and accrued liabilities    $3,611         $4,591
     Current portion of long-term debt              142            188
      Total current liabilities                   3,753          4,779

    Long-term debt and other
     long-term liabilities                        2,954          3,062

    Stockholders' equity                         58,428         69,180
      Total liabilities and
       stockholders' equity                     $65,135        $77,021

    CONTACT: Megan Meloni, Investor Relations of Catalytica Energy Systems, Inc., +1-650-940-6253.

SOURCE  Catalytica Energy Systems, Inc.
    -0-                             11/06/2003
    /CONTACT: Megan Meloni, Investor Relations of Catalytica Energy Systems, Inc., +1-650-940-6253/
    /Web site:  http://www.catalyticaenergy.com /
    (CESI)

CO:  Catalytica Energy Systems, Inc.
ST:  Arizona, California
IN:  OIL TRN ENV
SU:  ERN CCA